Board of Directors
Energroup Holdings Corporation

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated January 23, 2009 and review report dated October 25, 2009 on the consolidated financial statements of Energroup Holdings Corporation as of and for the years ended December 31, 2008 and 2007 and three months and nine months ended September 30, 2009 and 2008, respectively, included in the Form S-1/A Amendment No. 3 of Energroup Holdings Corporation.

For the purpose of the aforesaid Form S-1/A, we also consent to the reference of our firm as "Experts" under the Experts' caption, which, in so far as applicable to our firm means accounting experts.

South San Francisco, California	Samuel H. Wong & K,, LLP
February 10, 2010	Certified Public Accountants

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